Exhibit 10.20

Certain confidential information contained in this exhibit, marked by brackets, has been redacted in accordance with Regulation S-K Item 601(b) because the information (i) is not material and (ii) would be competitively harmful if disclosed.

April 12, 2021

Beijing Shougang-LanzaTech New Energy Technology Co., Ltd

Room 1601-6, 16th Floor, Building 1/1

No. 1, Tianshunzhuang North Road, Shijingshan District

Beijing 100043, China

Sinopec Capital, Co. Ltd

22/F East Tower World Trade Centre

No. 1 East 3rd Ring Middle Road

Chaoyang District, Beijing, China 100020

Dear Sirs/Madams

Business in People’s Republic of China

This letter confirms our agreement with respect to certain matters of interest to LanzaTech New Zealand Limited (“LanzaTech”), its affiliates and LanzaTech Hong Kong Limited (“LTHK”) in particular, Sinopec Capital Co, Ltd (“Sinopec Capital”) and its affiliates, and Beijing Shougang-LanzaTech New Energy Technology Co., Ltd (“SGLT”) in connection with the SPA and Cooperation Memorandum (defined below).

In furtherance of their relationships, LanzaTech, LTHK, Sinopec Capital and SGLT (each a “Party” and collectively the “Parties”) agree as follows:

1.

SGLT exclusivity to steel mills and ferro alloy to produce fuel ethanol. The Parties acknowledge and agree that SGLT has exclusive rights to use LanzaTech’s gas fermentation technology in commercial projects in the territory of the People’s Republic of China to produce fuel ethanol using steel mill and ferro alloy off-gas in the People’s Republic of China, on the terms set out in the Exclusive License Agreement (defined below) (“SGLT Exclusive Field”).

2.

Other feedstocks to produce fuel ethanol. The Parties agree that with respect to use of LanzaTech’s gas fermentation technology in commercial projects in the territory of the People’s Republic of China with Other Cooperation Partners (as defined below), that are not in the SGLT Exclusive Field (such commercial projects being “Relevant Commercial Projects”), SGLT’s rights under the Cooperation Memorandum are modified as follows:

a.

If SGLT initiates the potential Relevant Commercial Project to the stage of entering into a memorandum of understanding, term sheet, letter of intent or equivalent preliminary agreement, SGLT shall notify Sinopec Capital, copying LanzaTech, of the potential Relevant Commercial Project and solicit Sinopec Capital and/or its affiliates’ participation. Sinopec Capital shall acknowledge the notice and respond whether it would participate in the potential Relevant Commercial Project within [***] or such other period as is reasonably agreed between SGLT and Sinopec Capital.

b.

Sinopec Capital and its affiliates, SGLT shall have the priority right to cooperate with LanzaTech on Relevant Commercial Projects and to provide services (including engineering, technical and financial) on terms set out in a separate definitive agreement.

c.

In order to achieve a win-win participation between the Parties, for Sinopec Capital’s commercial projects in the People’s Republic of China, Sinopec Capital will give SGLT’s patents priority consideration where the same conditions apply with other technologies (including without limitation, merit, applicability, terms, and fees), and Sinopec Capital can invite SGLT to conduct project investment and cooperation on a voluntary basis.

d.	Where the provisions included in or referred in this para 2 are inconsistent with the provisions of the Cooperation Memorandum, the provisions of this para 2 shall take priority.
3.

Products other than fuel ethanol. The Parties acknowledge and agree nothing in this letter creates any right for any Party outside the field of fuel ethanol, and that LanzaTech has granted or will grant to Sinopec Capital and its affiliates rights to use LanzaTech’s gas fermentation technology in commercial projects in the territory of the People’s Republic of China to produce products outside the field of fuel ethanol on terms set out in the JV Letter Agreement.

4.

Assuming that Sinopec Capital becomes a shareholder of SGLT, based on the principle of mutual benefit and win-win results for all parties, in order to achieve the requirements for a smooth IPO of SGLT, this letter can be revised as necessary in the future to maximize the interests of all parties.

5.	SPA. Sinopec Capital and LanzaTech agree that this Letter satisfies the condition set out in Section 6.3(h) of the SPA.
6.	Definitions.
a.	“Cooperation Memorandum” means the Cooperation Memorandum between LTHK and SGLT dated July 27, 2018, (as amended)
b.	“Exclusive License Agreement” means the 2019 Intellectual Property Rights License Agreement between SGLT and LTHK dated December 21, 2019
c.	“Other Cooperation Partners” has the meaning set out in the Cooperation Memorandum
d.	“SPA” means the LanzaTech New Zealand Limited Series F Preferred Stock Purchase Agreement dated December 14, 2020
e.	“JV Letter Agreement” means the JV Letter Agreement between Sinopec Capital and LanzaTech New Zealand Limited dated December 14, 2020
7.	Miscellaneous

LanzaTech New Zealand Limited

8045 Lanion Avenue, Suite 400, Skokie, Illinois 60077

Tel: +1 847 324 2480

www.lanzatech.com

a.

Consultation. The Parties shall make an effort in good faith to amicably settle through consultation between the Parties any dispute or difference arising out of or in connection with this letter, including any question regarding the existence, validity or termination of this letter. The Parties agree to engage in such consultation in good faith for at least [***]. An attempt to arrive at a settlement through consultation shall be deemed to have failed as soon as one of the Parties to this letter so notifies the other Party in writing after the expiration of the [***] minimum consultation period.

b.

Arbitration. Except for the right of the Parties to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other relief to preserve the status quo or prevent irreparable harm, any dispute as to the interpretation, enforcement, breach, or termination of this letter that the Parties are unable to resolve through consultation will be settled by binding arbitration in Hong Kong under the Hong Kong International Arbitration Centre (“HKIAC”). Procedures for the Administration of International Arbitration in force at the time of arbitration (the “Rules”) by one arbitrator appointed in accordance with the Rules. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction for judicial recognition and an order of enforcement. The prevailing Party will be entitled to receive from the other Party its attorneys’ fees and costs incurred in connection with any arbitration. The arbitration will be conducted in Chinese. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending or in process, the Parties will continue to comply with the terms and provisions of this letter that are not the subject of the arbitration proceeding.

c.	Governing Law. The validity, interpretation and implementation of and all issues related to this letter shall be governed by the Laws and Regulations of the People’s Republic of China.
d.

Injunctive Relief. Notwithstanding anything in this paragraph 7 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing this letter below.

Very truly yours

LanzaTech New Zealand Limited		LanzaTech Hong Kong Limited

By:	/s/ Jennifer Holmgren	By:	/s/ Jennifer Holmgren
Name:	Jennifer Holmgren	Name:	Jennifer Holmgren
Title:	Chief Executive Officer	Title:	Chief Executive Officer

LanzaTech New Zealand Limited

8045 Lanion Avenue, Suite 400, Skokie, Illinois 60077

Tel: +1 847 324 2480

www.lanzatech.com

Acknowledged and agreed as of the date first set out above:

Beijing Shougang-LanzaTech New Energy		Sinopec Capital, Co. Ltd.
Technology Co., Ltd

By:	/s/ Authorized Signatory	By:	/s/ Authorized Signatory
Name:	Authorized Signatory	Name:	Authorized Signatory
Title:		Title:

LanzaTech New Zealand Limited

8045 Lanion Avenue, Suite 400, Skokie, Illinois 60077

Tel: +1 847 324 2480

www.lanzatech.com